                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                        --------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         DATE OF REPORT: MARCH 22, 2002
                        (Date of earliest event reported)

                        --------------------------------

                         SUMMIT BROKERAGE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                        --------------------------------

                FLORIDA                                 0-29337                              59-3041826
    (State or other jurisdiction of            (Commission File Number)           (IRS Employer Identification No.)
    incorporation or organization)
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                                 25 FIFTH AVENUE
                           INDIALANTIC, FLORIDA 32902

               (Address of principal executive offices, zip code)

                                 (321) 724-2303
              (Registrant's telephone number, including area code)
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ITEM 1.           CHANGE OF CONTROL.

                  On March 22, 2002, the Registrant entered into a stock purchase agreement with Marshall T. Leeds which, if consummated under the terms of the agreement, would result in a change of control. For more information, see
Item 5 herein.

ITEM 5.           OTHER EVENTS

AGREEMENT FOR SALE OF CONTROL:

         On March 22, 2002, Marshall T. Leeds ("Leeds"), in a privately negotiated transaction, agreed to purchase an aggregate of 5,000,000 shares of the Registrant's common stock, par value $.0001 per share (the "Common Stock"), for the aggregate purchase price (the "Purchase Price") of $500,000, or $0.10 per share (the "Stock Purchase"). The Stock Purchase is subject to certain conditions, including approval of the resulting change in control by the National Association of Securities Dealers, Inc. ("NASD") and receipt by Leeds of appropriate clearance under a non-competition agreement he has with another company, by May 15, 2002 (the "Closing").

         Other terms of the Stock Purchase and related arrangements with Mr.
Leeds, if the Closing occurs, are described in the March 22, 2002 press release issued by the Registrant which is filed as Exhibit 99.1 hereto.

NET CAPITAL DISCLOSURE:

         On March 7, 2002, the Registrant determined, in connection with the audit of its 2001 fiscal year, that on one day, December 31, 2002, it did not meet its net capital requirements under the rules of the NASD and was out of compliance by approximately $90,000. However, the Registrant has determined that it has been and is in compliance since that date.

ITEM 7            FINANCIAL STATEMENTS AND EXHIBITS

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
EXHIBIT NO.       DESCRIPTION
99.1              Press Release of Summit Brokerage Services, Inc. issued on March 22, 2002.
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                                 SIGNATURE PAGE

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SUMMIT BROKERAGE SERVICES, INC.

Date: March 22, 2002                   By:      /S/ Mark Caulfield
                                                --------------------------------
                                                Mark Caulfield
                                                Chief Financial Officer


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                                  EXHIBIT INDEX

The following is a list of Exhibits included as part of this Current Report on Form 8-K:

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
EXHIBIT NO.      DESCRIPTION OF EXHIBIT
99.1             Press Release of Summit Brokerage Services, Inc. issued on March 22, 2002.
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